Exhibit 19.1
Securities Trading Policy
Effective Date: 03/09/2026

Introduction
The purpose of the Target Corporation (“Target”) Securities Trading Policy (“Policy”) is to ensure compliance with securities laws, which prohibit improper trading in certain Securities by Insiders when they are aware of Material, Non-Public Information, and reinforce Target’s commitment to high ethical conduct by establishing and communicating the rules applicable to trading in
Securities by Insiders.
Scope
This Policy applies to all Target Insiders, which include all Target team members, employees of Target’s subsidiaries, individuals serving on Target’s Board of Directors, and individuals serving on the board of directors or similar governing body of any Target subsidiary who are not team members.
This Policy is applicable to (1) anyone who lives in the same household as any Target
Insider (whether or not a family member), (2) any family members who do not reside with a
Target Insider but are financially dependent on such Target Insider, and (3) anyone whose transactions are directed by any Target Insider or subject to a Target Insider’s control. This
Policy also applies to any trusts or entities that an Insider influences or controls. In addition, the Policy applies in certain circumstances to transactions by Target as described herein.
Enforcement
Violations of the federal securities laws that are embodied in this Policy may result in civil and criminal penalties and imprisonment. Team members found in violation of this Policy may also be subject to disciplinary action up to and including immediate termination.
Authority
The Executive Vice President and Chief Legal & Compliance Officer is responsible for the content of this Policy. This Policy may only be modified through Target’s policy governance process.
Roles and Responsibilities
Corporate Compliance and Ethics – Responsible for developing and executing compliance program activities, in consultation with the Law Department, that foster team member awareness of and compliance with the requirements of this Policy.
Requirements
General Rules
An Insider may not:
•Buy, sell, or gift Target Securities when aware of Material, Non-Public information relating to Target.
•Buy, sell, or gift Securities of another company when aware of Material, Non-Public
Information relating to that other company that the Insider acquired through work at
Target.

•Disclose Material, Non-Public Information to others before the information is publicly released.
•Trade in any Derivative that is directly linked to Target Securities at any time, whether for hedging purposes or otherwise (other than exercising stock options granted to the
Insider by Target, provided that the exercise otherwise complies with this Policy).
Specific Rules
No Trading While Aware of Material, Non-Public Information. An Insider may not enter into transactions, including gifts, involving Target Securities at any time that the Insider is aware of Material, Non-Public Information about Target. For purposes of this Policy, transactions involving the Target Stock Fund in the 401(k) Plan or the Executive Deferred
Compensation Plan (“EDCP”) are considered to be transactions involving Target Securities.
This trading restriction also applies to exercising stock options if the shares acquired upon the exercise of an option will be sold as part of the exercise. In addition, an Insider may not enter into transactions, including gifts, involving the Securities of another company if the
Insider is aware of Material, Non-Public Information about that company as a result of the
Insider’s work at Target.
No Tipping. An Insider may not disclose Material, Non-Public Information about Target or another company (“Tipping”) to someone (a “Tippee”) before the information is publicly released. Recommending the purchase or sale of Securities while aware of Material, Non-
Public Information related to those Securities is a Tipping violation even if the Insider did not actually disclose the information on which the Insider’s recommendation is based. In addition, the Insider’s actions will constitute a violation of this Policy even if the Insider did not receive any personal benefit from the Tippee’s actions.
On occasion, it may be necessary for legitimate business reasons to disclose Material, Non-
Public Information to people outside of Target. In those circumstances, an Insider should not disclose that information until the person receiving the information signs an agreement to maintain the information in strict confidence and not to use the information for any reason other than the business purpose for which it was disclosed. The Law Department can assist with such agreements.
No Trading in Target Derivatives. An Insider may not directly or indirectly trade in any
Derivative that is directly linked to Target Securities at any time, whether for hedging purposes or otherwise.
Participation in Benefit Plans. This Policy does not prohibit an Insider from continuing to make payroll contributions to the Target Stock Fund in the EDCP. However, the Insider may
not change investment elections for future payroll contributions involving the Target Stock
Fund or transfer existing fund balances into or out of the Target Stock Fund in the EDCP or out of the Target Stock Fund in the 401(k) Plan if the Insider is aware of Material, Non-Public
Information about Target or is subject to a Prohibited Period.
Transactions By Family Members or Household Members or Transactions Subject to
Insider’s Control. An Insider is responsible for the transactions of anyone who lives in the same household as the Insider (whether or not a family member), any family members who do not reside with a Target Insider but are financially dependent on such Target Insider, and anyone whose transactions are directed by any Target Insider or subject to a Target Insider’s control. Transactions by any individual in the prior sentence should be treated for purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.
Transactions by Entities that Insider Influences or Controls. An Insider is responsible for the transactions of any trusts or other entities that such Insider influences or controls, and transactions by these entities should be treated for purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.
Trading by Target. Target may not engage in, and no team member may effect on Target’s behalf, transactions in Target Securities while Target is aware of Material, Non-Public
Information relating to Target or Target Securities.
Additional Requirements for Certain Persons
The following additional requirements apply only to the certain persons specified within each section, and not to all Insiders.
Pre-Approval Requirements
Members of Target’s Board of Directors, members of Target’s Leadership Team, and such other Insiders as may be identified from time to time must obtain approval from Target’s Law
Department prior to engaging in any transactions in Target Securities or adopting a 10b5-1 trading plan.
Prohibited Periods
No Trading During Prohibited Periods. Certain Insiders are prohibited from buying, selling, or gifting Target Securities during a Prohibited Period. Prohibited Periods do not apply to all Insiders. They apply to a limited group based on role and access to certain types of information. Target has “Scheduled Prohibited Periods related to releases of financial information for each of its fiscal quarters. In addition, other Prohibited Periods may be instituted from time to time and the team members subject to any other Prohibited Period will be notified via email prior to the beginning of such Prohibited Period or, where a team member becomes subject to a Prohibited Period after it begins, within a reasonable time.
Persons Subject to Scheduled Prohibited Periods. The persons who are subject to the
Scheduled Prohibited Periods are:
•All members of Target’s Board of Directors.
•All of Target’s officers (Vice President and above).
•Team members within certain areas of Target or with access to information that would allow them to reasonably estimate or determine Target’s overall sales or earnings results (whether actual or forecasted) prior to their public release.
All team members who are subject to a Scheduled Prohibited Period will be notified via email prior to the beginning of each Scheduled Prohibited Period or, where a team member becomes subject to a Scheduled Prohibited Period after it begins, within a reasonable time.
If an Insider was not notified of a Scheduled Prohibited Period, but believes the Insider should be subject to a Scheduled Prohibited Period, the Insider should contact
Ethics@target.com.

Exceptions to Prohibited Periods. The only exceptions to the prohibition on trading in
Target Securities during a Prohibited Period (but not to the pre-approval requirements) are:
•The exceptions set forth in this Policy under the heading “Exceptions – Certain
Limited Exceptions.”
•In cases of a financial hardship or other extenuating circumstances if a waiver is approved in advance by Target’s Executive Vice President and Chief Legal &
Compliance Officer and the Insider is not aware of Material, Non-Public Information about Target.
Trading Outside of Prohibited Periods.  Trading is not automatically allowed outside of
Prohibited Periods as Insiders remain subject to the other requirements of this Policy.
Additional Restrictions on Target’s Board of Directors and Leadership
Team
In addition to the prohibition against trading in Target Derivatives applicable to all Insiders, members of Target’s Board of Directors and members of its Leadership Team may not directly or indirectly engage in any type of hedging activity on Target Securities, pledge
Target Securities as collateral for any obligation or hold Target Securities in a margin account, or sell any Target Securities “short.” These activities are inconsistent with our intent to align those persons’ interests with long-term shareholders’ interests.
Exceptions
Certain Limited Exceptions. The prohibition on trading in Target Securities by Insiders described in this Policy does not include:
•Transactions within Target’s 401(k) and EDCP plans that are executed pursuant to standing investment elections (including the “auto rebalance” feature) if those standing investment elections were made or modified while the Insider was not aware of Material, Non-Public Information about Target and, if applicable to such
Insider, outside of a Prohibited Period.
•Transactions executed by Alight Financial Advisors, powered by Financial Engines
(and any successor), under a managed account arrangement if enrollment in that arrangement (and any subsequent modification) occurred while the Insider was not aware of Material, Non-Public Information about Target and, if applicable to such
Insider, outside of a Prohibited Period.
•Exercising employee stock options; provided that an Insider may not sell the shares issued upon exercise while aware of Material, Non-Public Information about Target or during a Prohibited Period applicable to that Insider. Cashless, sell-all or sell-to-cover stock option exercises, which are commonly used forms of stock option exercises, cannot be done while the Insider is aware of Material, Non-Public Information about
Target or during a Prohibited Period applicable to that Insider, as they involve selling shares at the time of the exercise.
•Vesting of awards of restricted stock units, performance-based restricted stock units, performance share units, or other similar equity instruments, or the related forfeiture of shares by an Insider to satisfy tax withholding requirements upon the vesting of any such awards. However, an Insider may not sell the shares issued upon the vesting of any such awards while the Insider is aware of Material, Non-Public
Information about Target or during a Prohibited Period applicable to that Insider.
•Transactions executed under a valid 10b5-1 trading plan that (1) complies with the conditions set forth in Rule 10b5-1(c), (2) was adopted while the Insider was not aware of Material, Non-Public Information about Target and, (3) if applicable to such
Insider, was adopted outside of a Prohibited Period.
Application of Other Policies
Insiders should also be aware that actions that do not violate this Policy may still be evaluated under Target’s other policies, including those regarding conflicts of interest and those that contain requirements for using, classifying, handling, and protecting Target’s confidential or proprietary information.
Reporting Under this Policy
Individuals who believe they have been subject to, witness, or become aware of any behavior that may violate this Policy have a responsibility to promptly report any suspected violations using one of the following reporting options:
Talk to your Leader or Human Resources partner
EmailEthics@target.com
Visitwww.TargetIntegrityHotline.com
Call Integrity Hotline, anonymous option available 24 hours a day through third-
party provider (interpreters available)
U.S.: 1-800-541-6838
India: 000-800-100-1657
China: 4001201894
Hong Kong: 800906528
Indonesia: (021) 50918413
Vietnam: 024 4458 3187
Bangladesh: (0) 9610-998509
Other non-U.S. locations: place a collect call to the U.S. at 1-470-219-7116
Write Corporate Compliance & Ethics
Target Corporation
1000 Nicollet Mall #3110
Minneapolis, MN 55403
When possible, a reported concern should include details of the incident(s), the names of the individuals involved, and the names of any witnesses. Providing as much detail as possible enables Target to conduct a more thorough investigation.
Target does not tolerate retaliation of any kind against individuals who report a concern in good faith.

Related Resources
Definitions
Derivatives – All derivative securities, including put options, call options, warrants, swaps, and other securities that are directly linked to a company’s securities, but excluding broad-based index funds.
Insider – All Target team members, employees of Target’s subsidiaries, individuals serving on Target’s Board of Directors, and individuals serving on the board of directors or similar governing body of any Target subsidiary who are not team members.
Material Information – Any information for which there is a substantial likelihood that a reasonable investor would consider the information important in a decision to buy, sell, or hold a Security. For example, information that could reasonably be expected to affect the price of the applicable Securities is likely to be considered material. Positive, negative, and even neutral information may be material. Some examples of potentially Material
Information include, but are not limited to:
•Sales and earnings figures.
•Projections of future sales and earnings, or other earnings guidance.
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance.
•A change in dividend policy, the declaration of a stock split, or an offering of
Securities.
•The establishment of a share repurchase program.
•Significant investments, mergers, acquisitions, or divestitures.
•Borrowings and other financing transactions outside the ordinary course of business.
•Significant new contracts.
•Pending or threatened significant litigation or regulatory action, or the resolution of such litigation or regulatory action.
•Changes in key suppliers.
•Key management changes.
•Labor negotiations.
•Significant pricing or marketing strategy changes.
•Significant cybersecurity incidents.
Material, Non-Public Information – Information that is both Material Information and
Non-Public Information.
Non-Public Information – Information that has not been widely disclosed to the financial community through a public announcement such as a press release or filing with the U.S. Securities and Exchange Commission. In addition, the information must be in the public domain for a sufficient period of time for the investing public to act on it.
Under this Policy, information is deemed to remain “Non-Public” until the start of the first trading day on the New York Stock Exchange that is at least 24 hours after that information is publicly announced. While it is usually sufficient to wait until the start of the first trading day on the New York Stock Exchange that is at least 24 hours after public announcement, even in that case, an Insider may not buy, sell, or gift Target Securities if that Insider is aware of other Material, Non-Public Information about Target.
Prohibited Period – A defined time period in which certain Insiders are prohibited from trading in Target Securities.
Securities – Include (1) any type of securities that a company may issue, including (but not limited to) common stock, preferred stock, notes, convertible notes, and Derivatives, and (2) Derivatives that are not issued by a company.
Scheduled Prohibited Period – A predetermined Prohibited Period relating to Target’s quarterly earnings results, beginning two weeks prior to the end of the fiscal quarter (for the first three quarters) or December 18 (for the fourth quarter) and ending on the first trading day that is 24 hours after the earnings release for that quarter. The Scheduled
Prohibited Periods for the current fiscal year are set forth in the Scheduled Prohibited
Period Calendar.
Tippee - Person who receives a Material, Non-Public Information.
Tipping – Occurs when a person who possesses Material, Non-Public Information about a company discloses that information to another person (a Tippee) without authorization, regardless of whether the tipper receives any personal benefit.